 EXHIBIT 99.2

For Immediate Release

Media Contacts:
Jane Taber	Ron Farnsworth
LANE PR	Umpqua Holdings Corporation
503-546-7888	503-727-4108
jane@lanepr.com	ronfarnsworth@umpquabank.com

Eve Callahan	Mark Crawford
Umpqua Holdings Corporation	American Perspective Bank
503-727-4188	805-547-2855
evecallahan@umpquabank.com	mark.crawford@americanperspectivebank.com

Umpqua bank To Acquire California-Based

American perspective bank

Transaction Expands Umpqua Bank Presence to Central California Coast

Portland, Ore., and San Luis Obispo, Calif. – April 10, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., and American Perspective Bank (OTC Bulletin Board: APBA), announced today that Umpqua Bank has signed a definitive agreement to acquire California-based American Perspective Bank for $10.00 per share in cash, giving the acquisition a total value of approximately $44.7 million.

Upon completion of the acquisition, all American Perspective Bank locations will operate under the Umpqua Bank name. The acquisition will expand Umpqua’s California presence into the Central Coast region, adding American Perspective Bank’s facilities in San Luis Obispo, Santa Maria and Paso Robles to Umpqua Bank’s network of 196 stores in Oregon, Washington, Northern California and Northern Nevada.

“Like Umpqua, American Perspective Bank’s commitment to its customers and community is an essential part of its success and culture, and we are pleased to bring our two organizations together to provide expanded financial resources and community engagement,” said Ray Davis, president and CEO of Umpqua Bank. “This merger provides us with the opportunity to expand our presence in California in partnership with a terrific organization and we look forward to becoming an integral part of the Central Coast community.”

“Umpqua Bank is one of the most respected community banks in the country with a proven track record of integrating organizations so customers, employees and communities benefit,” said Tom Madden, chairman of American Perspective Bank’s board of directors. “We’re confident this merger will create long-term value for both organizations and our communities, while providing our customers with enhanced resources and expertise. Umpqua has asked the board of directors of American Perspective Bank to remain closely engaged in Umpqua’s operations in this region, and we look forward to working together.”

The boards of both companies have approved the transaction, which is subject to regulatory approval and approval by the shareholders of American Perspective Bank, as well as customary conditions of closing. Completion is expected mid- 2012. Umpqua Holdings Corporation expects the acquisition to be immediately accretive to operating earnings per share, with minimal impact on tangible book value per common share. The operational integration of the combined institutions is expected to be completed during the second half of 2012. The combined organization will have assets of approximately $11.8 billion.

Lane Powell PC served as legal advisor to the board of directors of Umpqua Holdings Corporation and Horgan, Rosen, Beckham & Coren, L.L.P. served in the same capacity for American Perspective Bank. Keefe, Bruyette & Woods, Inc. served as financial advisor and provided a fairness opinion to the board of directors of American Perspective Bank.

Umpqua Holdings Corporation has posted additional information on its website at www.umpquaholdingscorp.com and will discuss the deal in more detail during its regularly scheduled earnings call on April 19, 2012.

About Umpqua Bank

Umpqua Bank, headquartered in Roseburg, Ore., is a subsidiary of Umpqua Holdings Corporation (NASDAQ: UMPQ) with locations between San Francisco and Seattle, along the Oregon and Northern California Coast, and in Central Oregon and Northern Nevada. Umpqua Bank has been recognized for its innovative customer experience and banking strategy by national publications including The Wall Street Journal, The New York Times, BusinessWeek, Fast Company and CNBC. The company has been recognized for the past six years in a row on FORTUNE magazine’s list of the country’s “100 Best Companies to Work For.” Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which offers services through Umpqua Bank stores and in dedicated offices throughout Oregon. Umpqua’s Wealth Management Division serves high net worth individuals and nonprofits by providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit http://www.umpquabank.com.

About American Perspective Bank

American Perspective Bank’s target markets are commercial enterprises, professionals, real estate investors, family-owned business entities, and residents in San Luis Obispo County and northern Santa Barbara County. The San Luis Obispo headquarters office is located at 4051 Broad Street, Suite 140, San Luis Obispo, California, near the intersection of Broad Street (Highway 227) and Tank Farm Road. The Santa Maria branch office is located at 2646 Santa Maria Way, Suite 101, Santa Maria, California, near the intersection of Santa Maria Way and Broadway. The Paso Robles loan production office is located at 720 10th Street in downtown Paso Robles, California. The Bank’s deposits are insured by the FDIC up to applicable legal limits. For additional information, visit www.americanperspectivebank.com.

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This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua’s filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Specific risks in this press release include whether American Perspective Bank shareholders approve the merger, whether the companies receive regulatory approvals, the timing of closing, the timing of operational integration, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies and preserve and build upon American Perspective Bank’s customer base.